Canary PENGU ETF S-1

Exhibit 3.2

Delaware	Page 1
The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “CANARY PENGU ETF”, FILED IN THIS OFFICE ON THE THIRD DAY OF MARCH, A.D. 2025, AT 1:36 O`CLOCK P.M.

Charuni Patibanda-Sanchez, Secretary of State
10117355 8100 SR# 20250891714	Authentication: 203070080 Date: 03-04-25

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF TRUST
OF
CANARY PENGU ETF

THIS Certificate of Trust of Canary PENGU ETF (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1.                  Name. The name of the statutory trust formed by this Certificate of Trust is Canary PENGU ETF.

2.                  Delaware Trustee. The name and address of the trustee of the Trust having a principal place of business in the State of Delaware is CSC Delaware Trust Company, 251 Little Falls Drive, Wilmington, DE 19808.

3.                  Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

CSC DELAWARE TRUST COMPANY, not in its individual capacity but solely as trustee

By:
Name:	Gregory Daniels
Title:	Vice President

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:36 PM 03/03/2025
FILED 01:36 PM 03/03/2025
SR 20250891714 - File Number 10117355